Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS THIRD QUARTER 2026

Ocala, FL…September 11, 2026 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its third quarter ended August 1, 2026. Sales for the third quarter of 2026 were $12.1 million slightly up from $12.0 million recorded in the third quarter of 2025. Income from operations was $2.1 million versus $2.2 million in the same period a year ago and net income after taxes was $1.9 million as compared to $1.8 million for the same period last year. Earnings per share for the third quarter of 2026 were $0.60 per share compared to $0.56 per share last year.

For the first nine months of fiscal 2026, sales were $35.1 million as compared to $39.0 million for the nine months of 2025. Income from operations was $6.0 million versus $7.2 in the same period last year and net income after taxes was $5.3 million versus last year’s results of $6.1 million. Earnings per share for the nine months were $1.66 per share compared to $1.87 (diluted $1.86) per share last year.

Nobility’s financial position during the third quarter of 2026 remains strong with cash and cash equivalents, certificates of deposit and short-term investments of $25.8 million and no outstanding debt. Working capital is $44.4 million and our ratio of current assets to current liabilities is 7.4:1. Stockholders’ equity is $58.4 million and the book value per share of common stock is $18.52.

Terry Trexler, President, stated, “Total net sales decreased during the first nine months of 2026 as compared to same period in 2025 due to a decrease in the number of new retail homes sold in our Company owned retail sales centers (137 homes versus 195 homes) partially offset by an increase in the number of homes sold to independent dealers (184 homes versus 129 homes) which sales have lower margins.

We believe that potential customers continue to delay or defer purchasing decisions, or are generally opting to purchase lower cost homes, when considering the higher interest rate environment and the uncertainty of the economy, which continue to negatively impact sales. There also remain delays in the receipt of certain key production materials from suppliers, as well as back orders, price increases, tariffs and labor shortages which continue to cause delays in the completion of the homes at our manufacturing facility. We also continue to experience inflation in several building products resulting in increases in our material costs. We expect these challenges will continue throughout fiscal years 2026 and into 2027.

According to the Florida Manufactured Housing Association, shipments for the manufacturing housing industry in Florida for the period from November 2025 through July 2026 increased by approximately 6% from the same period last year.

Our strong financial position remains key to our future growth and success. Our decades of experience in the Florida market, combined with growing demand for affordable housing, should position the Company well for the future. Management continues to believe our geographic market is one of the strongest long-term growth areas in the country.”

On June 5, 2026, we celebrated our 59th year in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 36 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, tariffs, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, the impact of higher interest rates on mortgage financing, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist attacks, or other events such as a pandemic, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	August 1,	November 1,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,417,420	$13,230,504
Certificates of deposit	11,697,609	13,109,325
Short-term investments	684,503	583,128
Accounts receivable - trade	4,301,664	4,602,671
Mortgage notes receivable	5,294	3,645
Income tax receivable	—	—
Inventories	19,622,587	19,733,235
Prepaid expenses and other current assets	1,519,431	2,000,403

Total current assets	51,248,508	53,262,911
Property, plant and equipment, net	8,230,439	8,230,055
Mortgage notes receivable, less current portion	138,749	143,373
Other investments	611,417	553,752
Property held for resale	26,590	26,590
Deferred income taxes	—	—
Cash surrender value of life insurance	4,970,430	4,772,430
Other assets	156,287	156,287

Total assets	$65,382,420	$67,145,398

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$693,589	$586,001
Accrued compensation	529,252	765,853
Accrued expenses and other current liabilities	1,419,320	1,590,827
Income taxes payable	1,193,863	658,461
Customer deposits	3,048,824	2,795,344

Total current liabilities	6,884,848	6,396,486
Deferred income taxes	76,904	34,069

Total liabilities	6,961,752	6,430,555

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,153,665 and 3,253,665 shares outstanding	536,491	536,491
Additional paid in capital	11,438,822	11,316,595
Retained earnings	79,591,517	79,037,919
Less treasury stock at cost, 2,211,242 and 2,111,242 shares, respectively	(33,146,162)	(30,176,162)

Total stockholders’ equity	58,420,668	60,714,843

Total liabilities and stockholders’ equity	$65,382,420	$67,145,398

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net sales	$12,138,230	$12,021,194	$35,051,636	$39,020,273
Cost of sales	(8,646,241)	(8,173,008)	(24,732,344)	(26,569,886)

Gross profit	3,491,989	3,848,186	10,319,292	12,450,387
Selling, general and administrative expenses	(1,384,120)	(1,670,585)	(4,286,486)	(5,236,432)

Operating income	2,107,869	2,177,601	6,032,806	7,213,955

Other income (expense)
Interest income	213,928	270,139	687,383	853,735
Undistributed earnings in joint venture - Majestic 21	16,684	25,624	57,665	72,893
Proceeds received under escrow arrangement	13,565	36,094	71,879	116,312
Increase (decrease) in fair market value of equity investment	131,541	(16,316)	101,375	(115,336)
Gain on disposal of property, plant and equipment	—	—	1,000	1,000
Miscellaneous	10,869	(25)	80,224	25,697

Total other income	386,587	315,516	999,526	954,301

Income before provision for income taxes	2,494,456	2,493,117	7,032,332	8,168,256
Income tax expense	(598,114)	(667,846)	(1,748,237)	(2,070,243)

Net income	$1,896,342	$1,825,271	$5,284,095	$6,098,013

Weighted average number of shares outstanding:
Basic	3,153,665	3,268,998	3,185,899	3,268,939
Diluted	3,159,240	3,274,456	3,191,587	3,276,061
Net income per share:
Basic	$0.60	$0.56	$1.66	$1.87
Diluted	$0.60	$0.56	$1.66	$1.86